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                                                                       Exhibit 5





                               September 9, 1997


Century Bancshares, Inc.
1275 Pennsylvania Avenue, N.W.
Washington, D.C. 20004

Ladies and Gentlemen:

We have acted as counsel to Century Bancshares, Inc., a Delaware corporation ("Century"), in connection with the preparation of its Registration Statement on Form S-1 (Registration No. 333-34057), as amended (the "Registration Statement"), filed by Century under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the issuance by Century of up to 833,750 shares of its common stock, $1.00 par value per share (the "Common Stock").

We have examined originals or copies of (i) the Registration Statement; (ii) the Certificate of Incorporation of Century, as amended; (iii) the Bylaws of Century; (iv) certain resolutions of the Board of Directors of Century; and (v) such other documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied upon certificates of officers of Century and telegrams of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof.

We have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as copies, and the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies. Moreover, we have assumed the due authorization, execution and delivery of all instruments and documents by all parties thereto other than Century, and the legality, validity, binding effect on and enforceability against all such parties of such instruments and documents.

Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the issuance of the shares of Common Stock has been duly authorized and (subject to the Registration Statement becoming effective and any applicable state securities or Blue Sky laws being complied with) when certificates representing shares of the Common
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Century Bancshares, Inc.
September 9, 1997
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Stock are issued and delivered against payment therefor, the Common Stock will be validly issued, fully paid and nonassessable.

We advise you that members of this firm own approximately four percent of the outstanding Common Stock of Century.

The foregoing opinion is based on and is limited in all respects to the laws of the State of Texas, the general corporation laws of the State of Delaware and the relevant law of the United States of America, and we render no opinion with respect to the law of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus included in the Registration Statement. By giving such consent, we do not admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term "expert" as used in the Securities Act or the rules and regulations issued thereunder.

                                        Very truly yours,



                                        Bracewell & Patterson, L.L.P.